Exhibit 99.2

Autoliv declares increased dividend

(Stockholm, February 16, 2016) — Autoliv, Inc. (NYSE: ALV, and SSE: ALIV sdb), the worldwide leader in automotive safety systems, today announced that its Board of Directors has declared a quarterly dividend of 58 cents per share for the second quarter 2016, an increase of 2 cents per share from the previous level.

The dividend will be payable on Thursday, June 2, 2016 to Autoliv shareholders of record on the close of business on Wednesday, May 18. The ex-date will be Monday, May 16 for holders of the common stock listed on the New York Stock Exchange (NYSE) and Tuesday, May 17 for holders of Swedish Depository Receipts (SDRs) listed on the NASDAQ OMX, Stockholm.

Stockholders AGM

As previously announced, the Board of Directors has set Tuesday May 10, 2016 as the date for the Annual General Meeting of Stockholders to be held in Chicago, IL, USA.

Only stockholders of record at the close of business on March 14, 2016 will be entitled to be present and vote at the 2016 Annual Meeting. Notice of the 2016 Annual Meeting will be delivered to the holders of record in late March.

All of the directors with terms expiring at the 2016 Annual Meeting (i.e. Robert Alspaugh, Aicha Evans, Leif Johansson, David Kepler, Franz-Josef Kortüm, Xiaozhi Liu, George Lorch, Kazuhiko Sakamoto and Wolfgang Ziebart) will be nominated for re-election at the 2016 Annual Meeting.

Inquiries:

Thomas Jönsson, Vice President Corporate Communications. Tel: +46 (8) 58 72 06 27

About Autoliv

Autoliv, Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has close to 80 facilities with more than 60,000 employees in 27 countries. In addition, the Company has 20 technical centers in nine countries around the world, with 20 test tracks, more than any other automotive safety supplier. Sales in 2015 amounted to about US $9.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those set out in the forward-looking statements. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.